Exhibit 10(a)


                               ALBERTO-CULVER COMPANY

                              MANAGEMENT INCENTIVE PLAN


1.    Establishment.   Alberto-Culver  Company and its subsidiaries hereby
establish the Management Incentive Plan ("MIP") for key salaried employees of the Company. The MIP provides for annual awards to be made to Participants based upon the  achievement of financial and
non-financial performance objectives.   This MIP is established as
an unfunded, non-qualified deferred compensation plan intended for the benefit of employees who are among a select group of management and/or highly compensated participants. Nothing contained in this MIP and no action taken pursuant to the provisions of this MIP shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant, his designated beneficiary or any other person. Any funds which may be invested under the provisions of this MIP shall continue for all purposes to be a part of the general assets of the Company and no person other than the Company shall by virtue of the provisions of this MIP have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company under this MIP, such right shall be no greater than the right of any unsecured general creditor of the Company.

2. Purpose. The purpose of the MIP is to attract and retain in the employ of the Company persons possessing outstanding management skills and competence who will contribute substantially to the
success of the Company.   The MIP is intended to provide incentives
to such persons to exert their maximum efforts on behalf of the Company by rewarding them with additional compensation when the Company and the Participant have achieved the financial and individual business objectives, respectively, provided for in the MIP.

3.    Effective Date and  Performance Periods.   The effective date of
the MIP is October 1, 1994, subject to stockholder approval.
The Plan Year shall be the 12 consecutive-month period ending
September 30, 1995 and each September 30 thereafter. The MIP will continue in effect until and unless terminated by the Board of Directors.

4.    Definitions.  The definition of key terms are as follows:

      a. "Committee" means the Compensation Committee of the Board of Directors of the Company, consisting solely of outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986 and the rules and regulations thereunder.

      b.    "Company" means Alberto-Culver Company or a Subsidiary.

      c. "Covered Employee" means the Chief Executive Officer and the four most highly compensated executives (other than the Chief Executive
Officer) within the  meaning of Section 162(m) of the Internal
Revenue Code of 1986, as amended, and the rules and regulations thereunder, as applied to the previous Fiscal Year or any person so designated by the Committee.

      d. "Employee" means any person, including an officer or director, who is employed on a permanent, full-time basis by, and receives a regular salary from, the Company.

      e. "Individual Business Objectives" means the objectives as set forth in a letter of recommendation prepared by the Participant and agreed upon by the Committee.

      f. "Participant" means any Employee of the Company who has been selected to participate in the MIP.

      g. "Plan Year" shall be the Company's fiscal year for financial reporting purposes (i.e., the 12 consecutive-month period ended September 30).

      h. "Subsidiary" means any corporation in which the Company owns (directly or indirectly) 50% or more of the outstanding stock entitled to vote for directors.

      i. "Base Salary" means (i) with respect to a Covered Employee, the base compensation payable to a Participant during the Plan Year as fixed by the Compensation Committee on the last day of the previous Plan Year; and (ii) with respect to all other
Participants, the base compensation paid to the Participant during the Plan Year, exclusive of the amounts payable under this MIP, the value of stock options and fringe benefits, but inclusive of the amount of base compensation deferred under the Company's 401(k) plan or other deferred compensation plans.

      j. "Bonus Award Opportunity" means the annual award, stated as a percent of Base Salary, which would be earned if financial and individual objectives are exactly achieved.

      k. "Profit Center" means a division or Subsidiary of the Company which is responsible for preparing and submitting annual sales and pre-tax profit (loss) objectives.

5.    Eligibility.  Participation in the MIP is limited  to key salaried
employees of the Company and its Subsidiaries.   Each Plan Year,
the Committee shall designate in writing those eligible Employees who
will participate in the MIP during that Plan Year.   In the event
an employee who would be eligible to participant in the MIP is hired after the beginning of the Plan Year, the Committee may, but need not, designate such employee as a Participant for such Plan Year; provided, however, that no employee shall be eligible to participate in the MIP for any Plan Year in which he or she was employed with the Company for less than four months.  In the event a new employee is designated as a Participant, the Committee shall assign such new Participant his or her Bonus Award Opportunity for the remaining portion of the Plan Year and notify the new Participant of the financial performance goals and his or her Individual Business
Objectives on which any cash award will be based.   The Committee
shall make such adjustments to the new Participant's actual cash award as the Committee deems necessary or appropriate to take into account the fact that such Participant was not employed for the entire Plan Year.

6. Award Opportunities. Within 90 days following the beginning of the Plan Year, each Participant will be assigned a Bonus Award Opportunity for the Plan Year. Actual awards can range from 0% to 150% of the Bonus Award Opportunity based on actual performance compared to the performance objectives established for the Plan Year.
The total Bonus Award Opportunity will relate to the performance of the Company, one or more Profit Centers, Individual Business
Objectives or any combination thereof.

7. Maximum Award Payable. The maximum amount payable under the MIP to a single Participant may not exceed $2.5 million per fiscal year of the Company.

8. Financial Performance Objectives. Within 90 days following the beginning of the Plan Year, the Company and each Profit Center will be assigned one or more financial performance objectives representing the goals for the Company or the Profit Center for the Plan Year. Financial performance objectives will be based upon sales and
pre-tax earnings.   For each financial performance objective, three
levels of performance will be established:

      --    Target Level.  For performance equal to the target level,
50% of that portion of the Bonus Award Opportunity assigned to the performance objective will be earned. Below this level of performance, no annual award will be earned relative to this performance objective.

      --    Goal Level.   For performance equal to the goal level,
100% of that portion of the Bonus Award Opportunity assigned to the performance objective will be earned.

      --    Super Bonus Level.  For  performance equal to the super
bonus level, 150% of that portion of the Bonus Award Opportunity assigned to the performance objective will be earned.

      Each Participant will be notified in writing of his or her Bonus Award Opportunity, the performance objectives set for the Company and/or his or her Profit Center, if applicable, and the portion of his or her Bonus Award Opportunity allocated to the Participant's Individual Business Objectives, if any.

If actual performance falls between the target and goal or goal and super bonus levels, the percentage of the Bonus Award
Opportunity earned will be determined us interpolation.

At the end of each Plan Year, the Committee shall certify whether or not the performance objectives have been attained by each
Participant.   No cash award may be payable to a Participant prior to
such certification.

The Committee shall have the sole authority to set all financial performance objectives and to modify such financial performance objectives during the Plan Year as deemed appropriate; provided, however, that the Committee may not modify the performance objectives during a Plan Year to increase the cash award payable to a Covered Employee.

9.    Individual Business Objectives.   The Committee, at its sole discretion,
may allocate a portion of a Participant's Bonus Award Opportunity for the Plan Year to the Participant's Individual Business Objectives.
The three levels of performance established for the financial performance objectives in Section 8 hereof will also be applicable to the Individual Business Objectives.

10.   Administration--Powers and Duties of the Committee.

     a.    Administration.   The Committee shall  be responsible for  the
administration of the MIP. The Committee, by majority action, is authorized to interpret the MIP, to prescribe, amend, and rescind rules and regulations relating to the MIP, to provide for conditions and assurances deemed necessary or advisable to protect the interest of the Company and to make all other determinations necessary or advisable for the administration of the MIP. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the MIP shall be final and binding and conclusive for all purposes and upon all persons whomsoever. No member of the Committee shall be liable for any action or determination made in good faith with respect to the MIP or any annual award made hereunder.

     b. Amendment, Modification, and Termination of MIP. The Board of Directors or the Committee may at any time terminate, and from time to time may amend or modify the MIP, except that no amendment by the Committee shall increase the amount of an annual award payable to a Participant or class of Participants or allow a member of the Committee to be a Participant. Termination of the MIP shall not be effective with respect to the Plan Year in which it occurs.

11.   Payment of Annual Award.

      a. Payment of Award. The Company shall pay the annual award to the Participant as soon after the end of the Plan Year as the amount of the award can practicably be determined and certified by the Committee, but no later than December 15th of each year.

      b. Changes in Employment Status. If a Participant's employment terminates during a Plan Year or after the end of the Plan Year, but prior to the payment of the annual award, no award will be payable for that Plan Year. If the Participant's employment terminates during the Plan Year due to death, disability or retirement, the Committee shall have the sole authority and discretion to award a Participant (or his or her beneficiary) a portion of the annual award that would otherwise be payable.

      c. Deferral of Award. A Participant may, in writing, filed with the Committee within 15 days following the receipt of his or her participant letter, elect to defer payment of his annual award so that it shall be paid in not more than five equal annual installments commencing after his or her retirement if he or she shall then have attained the age of 60 years, and if he or she shall not than have attained such age then commencing with the year he or she shall attain the age of 60 years. The Committee, in its sole discretion, at any time, or from time to time may accelerate any distribution which would otherwise be deferred in the case of an unforeseeable event.
The Committee, in its sole discretion, at any time, or from time to time, may prohibit or limit deferral of any annual award below a specific dollar amount determined by the Committee.


      d. Interest Payable on Deferred Payments. Any annual award to which a Participant shall have elected deferred payment hereunder shall bear interest at a rate determined by the Committee. The amount on which this interest shall accrue shall be the net deferred amount after the payment of withholding payroll taxes, if any. A separate accounting shall be maintained for each Participant with respect to the deferred payments hereunder.

     e. Investment in Alberto-Culver Company Stock. As an additional alternative to lump sum cash payment and at any time prior to distribution, a Participant may elect to have all or a portion of his or her annual award, less withholding taxes, invested in Alberto-Culver Company common stock under the Company's stock purchase plan, but this shall not constitute a deferred payment for purposes of this MIP.

12.   Beneficiary.   If a Participant  dies before receiving the annual award
and/or any previously deferred awards to which he or she is entitled to under the MIP, such awards shall be paid to such person whom the Participant has designated by an instrument in writing, and in a form acceptable to the Board of Directors, executed by the Participant and delivered to the Board of Directors in care of the Secretary of the Company during the Participant's lifetime. Such designation may be revoked or modified by the Participant from time to time by an instrument in writing in a form acceptable to the Board of Directors, executed by the Participant and delivered to the Board of Directors in care of the Secretary of the Company during the Participant's lifetime. If no such designation is delivered to the Board of Directors, or if no such designated beneficiary is then living, the annual award shall be paid to the surviving spouse of the Participant, or in the event there is no such surviving spouse, to the estate of the Participant.

13. Withholding Payroll Taxes. To the extent required by the laws in effect at the time payments are made, the Company shall withhold from the annual cash, stock or deferred award made hereunder an amount necessary to satisfy any taxes required to be withheld for federal, state, or local governmental purposes.

14. No Employment Rights. Nothing in this MIP shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time for any reason, or confer upon any Participant any right to continue in the employ of the Company or its Subsidiaries.

15.   Non-Assignability.   Except as provided  herein upon  the death  of a
Participant, no right or interest of a Participant in any annual award shall be (a) assignable or transferable in whole or in part, either directly or by operation of law or otherwise; (b) subject to any obligation or liability of any person; or (c) subject to seizure or assignment or transfer through execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner.

16.   Stockholder Adoption.   The MIP shall be submitted to the  stockholders
of the Company for their approval and adoption at the annual meeting of stockholders to be held on January 26, 1995, or any adjournment thereof.
No award shall be payable hereunder unless and until the MIP has been so approved and adopted. Thereafter, the MIP shall be submitted to stockholders for reapproval every five years.


Dated:  October 27, 1994